                                                  REGISTRATION NO.
                                                                  ------------

        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM SB-2
    Registration Statement Under The Securities Act of 1933


                   VILLAGE AT OAKWOOD, L.L.C.
         (Name of small business issuer in its charter)

  Oklahoma                  8261                  73-1589634
---------------         ---------------          --------------
(State or other        (Primary Standard       (I.R.S. Employer
jurisdiction of            Industrial          Identification Number)
incorporation or      Classification Code
organization)                Number)


                    10401 N County Line Rd
                    Yukon, Oklahoma 73099
                        (405)772-6500
                    -----------------------
                 (Address and telephone number
                of principal executive offices)

                    10401 N County Line Rd
                    Yukon, Oklahoma 73099
                        (405)772-6500
                   -----------------------
            (Address of principal place of business
            or intended principal place of business)


                    Kendall Aduddell, Sr.
                    10401 N County Line Rd
                    Yukon, Oklahoma 73099
                        (405)772-6500
                  -----------------------
                  (Name, address and telephone
                  number of agent for service)

                  Copies of communications to:

                     Michael G. Quinn, Esq.
                    154 North Topeka Street
                     Wichita, Kansas 67202
                         (316) 267-0377

                         William Martin
                  MMR Investment Bankers, Inc.
                  550 North 159th Street East
                           Suite 300
                     Wichita, Kansas 67230
                         (316) 733-5081
                    -----------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pusuant to Rule 462(b) under the Securities Act, please check the following box and list the Securitis Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is a post-effective amendment filed purusant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                CALCULATION OF REGISTRATION FEE
==============================================================================

                              Proposed       Proposed
 Title of       Dollar        maximum        maximum
securities      amount        offering       aggregate
  being         to be        price per       offering       Amount of
registered    registered       unit           price (1)   registration fee
----------     ----------    ---------      ----------      ----------
  First       $6,000,000       100%        $6,000,000         $1800
Mortgage
 Bonds

==============================================================================

(1)  The securities to be offered may be purchased in amounts of $250 or more.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                   VILLAGE AT OAKWOOD, L.L.C.

     CROSS-REFERENCE SHEET PURSUANT TO PART I OF FORM SB-2

            FORM SB-2 ITEM                      PROSPECTUS CAPTION
           ---------------                      ------------------
1.   Front of Registration Statement      Front of Registration Statement;
     and Outside Front Cover Page of      Outside Front Cover Page
     Prospectus. . . . . . . . . . . .
2.   Inside Front and Outside Back        Inside Front and Outside Back Cover
     Cover Pages of Prospectus . . . .    Pages
3.   Summary Information and Risk         Prospectus Summary; Risk Factors
     Factors . . . . . . . . . . . . .
4.   Use of Proceeds . . . . . . . . .    Prospectus Summary; Sources and Uses
                                          of Proceeds
5.   Determination of Offering Price      Not Applicable
6.   Dilution. . . . . . . . . . . . .    Not Applicable
7.   Selling Security Holders. . . . .    Not Applicable
8.   Plan of Distribution. . . . . . .    Prospectus Summary; Underwriting
9.   Legal Proceedings . . . . . . . .    Legal Proceedings
10.  Directors, Executive Officers,       Our Management
     Promoters and Control Persons . .
11.  Security Ownership of Certain        Our Principal Owners
     Beneficial Owners and Management
12.  Description of Securities . . . .    Description of Bonds
13.  Interest of Named Experts and        Legal Matters; Experts
     Counsel . . . . . . . . . . . . .
14.  Disclosure of Commission             Not Applicable
     Position on Indemnification for
     Securities Act Liabilities. . . .
15.  Organization within Last Five        Not Applicable
     Years . . . . . . . . . . . . . .
16.  Description of Business . . . . .    Prospectus Summary; Risk Factors;
                                          Sources and Uses of Proceeds;
                                          Our Business; Our Management; Certain
                                          Transactions; Our Principal Owners;
                                          Our Plan of Operation;
                                          Financial Statements
17.  Management's Discussion and
     Analysis of Plan of Operation . .    Our Plan of Operation
18.  Description of Property . . . . .    Description of Our Property
19.  Certain Relationships and            Certain Transactions
     Related Transactions. . . . . . .
20.  Market for Common Equity and         Not Applicable
     Related Stockholder Matters . . .
21.  Executive Compensation. . . . . .    Our Management - Managing Member
                                          Compensation
22.  Financial Statements. . . . . . .    Financial Statements
23.  Changes in and Disagreements         Not Applicable
     with Accountants on Accounting
          and Financial Disclosure . .

================================================================================

Preliminary Prospectus                                Dated ________________
                   Village at Oakwood L.L.C.
               $6,000,000 of First Mortgage Bonds

     The bonds will be issued by the Village at Oakwood L.L.C. We refer to ourselves as the Village at Oakwood. We are offering the following series of bonds for sale:

                                                      Series 2001-I


     Principal Amount                                    $6,000,000

     Issue Date                                    November 1, 2001

     Interest Rates                                   7.50 - 10.50%

     Maturity Dates                            05/01/04 to 11/01/21

     Price                                                     $250

     Underwriting Commission                               $360,000

     Net Proceeds to Village at Oakwood                  $5,640,000


     The price per bond of $250, less a per-bond commission of $15, yields net proceeds per bond to us of $235.


     Series 2001-I requires that $2,100,000 be sold as a minimum amount. Funds received for the subscription of the bonds will be held in escrow until the minimum amount of bonds are sold.

     The proceeds to the Village at Oakwood do not include expenses and fees payable by and on behalf of the Village at Oakwood, estimated at $183,375.

     We have agreed with MMR Investment Bankers, Inc. that they will offer the bonds on a best efforts basis as our agent. This offering will terminate two years from the date of this prospectus.

     The bonds involve a great deal of risk. Before you purchase any bonds, be sure you understand the structure and the risks. See "Risk Factors" beginning on page 5 of this prospectus for a discussion of those risks.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                         MMR Investment Bankers, Inc.

                  [ARTIST RENDERING OF THE PROSPOSED FACILITY]

                              Prospectus Summary

Our Company

         The Village at Oakwood, L.L.C., is an Oklahoma limited liability company that was formed on February 17, 2000 by Kendall L. Aduddell, Sr., and associates who have experience in the development and operation of assisted living and retirement facilities. We were formed to construct, operate and own the Village at Oakwood assisted living facility. We will maintain our executive offices at 10401 County Line Road, Yukon, Oklahoma, and our telephone number is (405) 722-6500.

The Offering

Bonds Offered. . . . . .      We are offering $6,000,000 of first mortgage
                              bonds. The maturity schedule is found in Appendix B. Some of our bonds bear simple interest with the interest payable quarterly until maturity, upon meeting the minimum offering amount. Some of our bonds bear compound interest with the interest compounded semiannually and paid at maturity. When you purchase a bond, you will have a priority interest as a creditor of the facility and its revenues for which your bond is applicable. See
                              "Description of Bonds". The proceeds will be used as set forth under the heading "Sources and Uses of Proceeds".

                              The bonds will be dated November 1, 2001, and issued in the aggregate amount of $6,000,000, subject to a minimum sale of $2,100,000 in principal amount.

Construction . . . . . . .    We are planning to construct the entire project
                              in three phases. This issue will finance only the first phase of construction that will have assisted living units. The assisted living area will have 3 studio units, 40 1-bedroom units and 24 large 1-bedroom units. This phase of the facility will contain 73,200 square feet of area with a total of 67 units, and is designed to operate on its own, regardless if phase two and phase three are constructed. This phase will cost $3,845,000 to build, and all three phases will cost $7,117,000.

Trust Indenture. . . . . .    We have entered into an agreement with the
                              trustee, Colonial Trust Company of Phoenix,
                              Arizona, under a trust indenture that defines all of the rights, conditions and obligations which effect the issuance of the bonds. This agreement gives the trustee rights in order to protect the bondholders and to oversee our operations to assure our performance of our obligation under the bonds.

Initial Operating Fund . .    We will fund the initial operating fund from
                              the sale of the bonds.  This initial operating
                              fund will be funded in the amount of $360,000
                              once escrow has been met, and $720,000 once all
                              of the bonds offered by us are sold.  The
                              initial operating fund will be used only to
                              make the initial payments on the bonds.   It is
                              equivalent to approximately the first 24 months operating fund payments for the bonds assuming all of the bonds are sold. After the initial operating fund payments amount have been expended, the remaining operating fund payments will be payable from the revenues of our facility.

Bond Reserve Fund. . . . .    We will establish a bond reserve account that
                              will be funded from the sale of the bonds.
                              This bond reserve account will be funded in the total amount of $300,000 once all of the bonds offered by us are sold. In the event that we fail to pay any principal or interest due on any of the bonds, the trustee may apply funds in this bond reserve account for such payments.

Redemption . . . . . . . .    We may redeem your bond at our option, in whole
                              or in part, at any time before your bond matures.
                              We will give you notice of our intent to redeem your bond. However, such redemption will be without any premium and will be made at the principal amount of your bond plus interest that has accrued on your bond.

Financial Summary

     Since the Village at Oakwood was formed, as of December 31, 2000 we have assets of $148,076, liabilities of $93,000 and member's equity of $55,076. As of December 31, 2000, we have generated no revenues.


      (the remainder of this page intentionally left blank)

                                 Risk Factors

     The following is a discussion of our material risks, including risks that could affect our ability to pay back the bonds. You should carefully consider the risks identified below, in addition to other information contained in this prospectus, before deciding to invest in the bonds.

     We have a limited operating history and have not generated any revenue to date. We formed the Village at Oakwood on February 17, 2000. Since our formation, we have been involved in finding suitable land and property, and have purchased the land for our assisted living facility in Midwest City, Oklahoma. We have had no significant revenues, and our expenses continue. Until our assisted living facility is operational, which we generally believe to be a 12-month construction period, we will receive no revenues. Even after construction is complete for our facility, our revenues will be limited until occupancy reaches a stabilized level. If we do not generate adequate revenue from our facilities, our business, financial condition and operating results will be materially adversely affected. There is no assurance that our facility will produce adequate revenues to meet our obligations under the bonds.

     Because we are highly leveraged, we may not be able to pay our debt. In order for us to construct our facility, we will issue the bonds offered in this prospectus. This use of borrowed funds will cause us to be highly obligated for the repayment of the principal and interest of such debt. Because of the amount of debt we plan to incur, we may not be able to make the required payments of interest and principal on the debt.

     The bonds are not rated and will not provide any governmental guarantee of repayment. The bonds are not now and will not be:

          *   guaranteed or assured by any governmental agency; nor

          *   federally insured by the Federal Deposit Insurance Corporation;
              nor

          *   rated by any recognized rating agency.

     The failure to sell all of the bonds could cause us to use other credit sources at higher costs, if such sources are available. In the event the bonds are not fully subscribed and sold, then we will have to find alternate financing to finish the project. If this occurs, then:

          * the interest rate on the alternate financing may be based on a variable rate and may be materially higher than the interest on bonds sold; and

          * the alternate financing may be amortized over a shorter period than the bonds sold, thus increasing our monthly debt payment for the facility.

     If additional funds are needed to complete the construction of the facility and for its operations, we can give no assurance that we will be able to secure any additional funds for such purposes.

     You may have difficulty selling your bonds. The underwriter does not intend to make a market in the bonds, and the bonds will not be listed on any securities exchange. As a result, if you want to sell your bonds, you must locate a purchaser that is willing to purchase the bonds. You may not be able to sell your bonds when you want to do so, or you may not be able to obtain the price that you wish to receive upon any sale of your bonds. Currently, there is no secondary market for the bonds. We cannot assure you that a secondary market will develop.

     We have in the past entered into transactions with PrimeLife
Construction, L.L.C. and PrimeLife Management, L.L.C. which were not arms length transactions and will likely do so in the future. Such arrangements and amounts include:

          * a construction contract in the amount of $7,117,000 for all three phases with PrimeLife Construction, L.L.C.; and

          * a management agreement with PrimeLife Management, L.L.C. which is a minimum of $1,500 per month, or 3% of gross revenues, whichever is greater.

     None of these arrangements were determined in an arms length bargaining, nor do we have any policy relating to future transactions to be on a basis as favorable as we could receive from unaffiliated third parties. We may enter into other significant transactions with members, possibly on terms you may consider disadvantageous to us.

     Our success is dependent on our key personnel who we may not be able to retain, and we may not be able to hire enough additional personnel to meet our staffing needs. We believe that our success will depend upon our continued employment of our management and technical personnel. If one or more members of our management were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Our management does not have employment agreements. We do not carry key person life insurance on any member, or on our management personnel.

     Our success also depends on having a highly trained senior care staff. We will need to hire such personnel as our business grows. A shortage of the number of these highly trained personnel could limit our ability to successfully operate our facilities. We have planned to expand our employee base and manage our anticipated growth. Competition for personnel, particularly for highly trained senior care personnel, is intense. Our business, financial condition and operations will also be materially adversely affected if we cannot hire and retain suitable personnel.

                          Forward-looking Statements

     We have used words such as "anticipate," "believe," "estimate," "may," "intend," "expect" and other similar expressions which identify forward-looking statements. Actual results could differ materially from those suggested by these forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

          * our limited sources of funds from which we may meet our obligations;

          * economic factors, both generally and particularly in areas where we will operate our assisted living facility;

          *   the highly competitive nature of our business;

          *   failure to maintain occupancy levels in our facility;

          * regulatory limitations imposed on the operations of our assisted living facility; and

          *   loss of qualified management and skilled personnel.

     Many of these factors are beyond our control.

                          Sources and Uses of Proceeds

The sources and anticipated uses of proceeds available after the issuance of the bonds are set forth below. See "Description of Our Property - Financing of Our Facility," "Certain Transactions," "Underwriting" and "Description of Bonds - Escrow and Disbursement of Bond Proceeds".

                                 Series 2001-I Bonds
Source of Proceeds:                  Minimum          Maximum
Gross Offering Proceeds           $2,100,000       $6,000,000
  Less Underwriting Concessions    ($126,000)       ($360,000)
  Less Other Offering Costs        ($183,375)       ($183,375)
                                   ---------        ---------
Net Offering Proceeds             $1,790,625       $5,456,625
                                   =========        =========

Use of Proceeds:
Fund Initial Operating Fund
Payments                            $360,000         $720,000
Consulting Fee (1)                   $10,000          $45,000
Retire Interim Loan (2)             $350,000         $350,000
Fund Construction Costs           $1,046,000       $3,845,000
Fund Bond Reserve Account                 $0         $300,000
Working Capital                           $0         $150,000
Contingency                          $24,625          $34,625
                                      ------           ------
Total Use of Proceeds             $1,790,625       $5,456,625
                                   =========        =========

     (1) The amount of the consulting fee is   % of the amount raised, with
a minimum amount due of $10,000.

     (2)  We have borrowed $350,000 under an interim loan, to purchase the
5.91 acres necessary to build the Village at Oakwood assisted living facility. See "Description of Our Property." This amount is an estimate, as principal and all accrued and unpaid interest is due at maturity. The loan is with the Bank of Oklahoma, Oklahoma City. Our interest rate is 1/2% above the Chase Manhattan prime rate. The maturity date of the loan is October 1, 2001. The note provides the requirements under which the lender may consider a renewal of the note. The guarantors on this loan are Kendall Aduddell Sr., Kendall Aduddell Jr. and Gary Shavers.

     Our other offering expenses payable as shown in this table are estimated at a total of $183,375. Offering expenses include an investment banking fee in the amount of $75,000, of which we have already paid to the underwriter $62,875 for its technical assistance offered in connection with this offering for phase one, and the remaining $12,125 is to be paid from the first proceeds of the Series 2001-I escrow account; $49,875 investment banking fee is to be paid to the underwriter from the first proceeds of the Series 2001-I escrow account for the preparation of our next issue for phases two and three; and $58,500 paid by us for legal fees, accounting fees, filing fees, trustee's fees and other similar fees incurred in connection with this offering.

                                   Our Business

Our Mission

     We organized the Village at Oakwood, L.L.C. in February of 2000. The concept for the Village at Oakwood began over two years ago and came from a study of the retirement and assisted living industry in Oklahoma and the
south central area of the United States.   This concept of a village
with a continuum of care to take care of the needs of the residents will include the following: private cottages, one and two bedroom retirement apartments, assisted living units and an Alzheimer wing. We located a quiet setting in a nice residential neighborhood in Midwest City, Oklahoma, which we believe has a need for an assisted living facility to provide this type of care.

     If all bonds offered are sold we will be able to construct and operate an assisted living facility. We plan to later construct phase two and phase three, which will provide additional assisted living units, Alzheimer's units and independent living cottages.

Our Form of Organization

     A limited liability company is a form of business organization designed to allow its owners, known as members, to allocate, participate and account for the profits, losses, and items of credit and deduction as if the business were a partnership, but which also provides its owners with the limited liability protection comparable to that enjoyed by the shareholders of a corporation. Our members are not personally liable for our debts, absent their execution of a personal guaranty of those debts, and our members cannot be held liable for the negligent actions of our company. Our managing member is responsible for overseeing our operations.

Our Business Concept and Clientele

     Our business concept is based on providing elderly residents in Oklahoma with a broad range of what we believe to be cost-effective health care and personal support services, including assisted living.

     Assisted living care is an emerging segment of the long-term care industry serving the rapidly growing elderly population who may require assistance with the activities of daily living, such as dressing, bathing and eating. Our assisted living facility is intended to provide privacy and companionship in comfortable, secure, non-institutional living environments which are also designed to promote friendly relations between the staff of the facility and the residents, all with the intent of providing a more positive lifestyle environment than that which has been historically available from other congregate care providers. Specifically, our assisted living facility is designed to house elderly persons who do not require 24-hour skilled nursing care. For example, typical residents might include persons suffering from occasional memory loss, poor diet habits, arthritis or other infirmities by reason of which they would benefit from daily assistance and supervision.

Operation of Our Assisted Living Facility

     Our Services. The general services provided to residents of our assisted living facility will include:
          *   meals;
          *   laundry;
          *   housekeeping; and
          *   physical assistance.

In addition, preventive health care programs, transportation, organized social activities and 24-hour security will also be provided. Our assisted living facility will offer medication monitoring. The residents will be responsible for their own personal purchases such as toothpaste, medical prescriptions, etc. Unlike nursing homes, however, contemplated services do not include around-the-clock skilled nursing care. Similar services will be offered to our retirement living residents, but at an additional cost to them.

     Expenses of operating our facility will be made up of fixed costs and/or variable costs. Fixed costs will include debt service, management and core staff, essential utilities, insurance and taxes. Variable costs will include food costs, staffing, utilities and supplies to a small extent. The facility will be able to handle emergencies only to the extent of calling a doctor or hospital on behalf of the resident. Should a resident require health care beyond that which the facility can reasonably provide or assist, then a resident may be forced to move from our facility.

     Our Pricing Structure. Our facility will have living units priced in a range of $1,299 to $1,499 per month based on the type of accommodations and services provided. Residents are billed monthly for the services rendered. Medicare/Medicaid will not pay for a resident's stay at our facility. The residents may realize additional costs if they require certain health supervision/services and meals for visitors. As the cost of living may increase, charges to the residents may also need to be adjusted.

     The residents will be required to pay a one-time entrance fee of approximately $500 to reserve their unit or apartment. The lease of the apartments by the residents will be on a month-to-month basis. Residents will be required to pay only for the months in which they are residents of the facility.

Our Competition

     We will experience competition from other elderly housing and care providers. We will compete principally on the basis of perceived quality and service, ambiance and price-value relationship. While we believe that our facility will be distinctive in design and operating concept, we are aware of other companies with similar or competitive concepts. The long-term care industry is highly competitive and we expect that it will become more competitive in the future. We compete with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. Nursing facilities that provide long-term care services are also a potential source of competition for us. There is no assurance that we will not encounter increased competition in the future that could limit our ability to attract residents and could have a material adverse effect on our financial condition, results of operations and prospects.

     The following table indicates the number of units of existing competition in assisted living, retirement living and memory disorder for our facility. We gathered this information through independent market information and a Market Study prepared by Patrick O. Glenn and Associates of Oklahoma City, Oklahoma. Specifically, the research consisted of the following activities:

          * we contacted state regulatory agencies governing assisted living, retirement living, nursing homes and memory disorder facilities to obtain a list of existing facilities in operation or those which were applying for licenses in the market area being studied;

          * we contacted local zoning departments, where zoning existed, to determine if any facilities were under development or expanding;

          * we searched the internet for information about facilities in our market areas;

          * we checked telephone books from the area for any projects in the area;

          * we contacted each existing facility to determine the number of units, occupancy and pricing; and

          * we collected population data by gathering information from the Census Bureau and local chambers of commerce.

     All of this information was compiled into a report for the market area. This report was prepared in order for us to determine the need for assisted living in the Oklahoma City, Oklahoma metropolitan area. We may face competition from other businesses not analyzed in the report. The information in the following table was summarized from the report.

                          Summary of Our Existing Competition


Facility and Location     Number of   Range of Rents   Occupancy     Unit Type
                           Units
Alterra Sterling House,     40        $1,964 to $2,321   100%        Studio, large studio and
Midwest City, OK                                                     one bedroom Assisted
                                                                     Living

Sterling House Assisted     26        $1,415 to $2,515   100%        Studio, one bedroom,
Living, Bethany, OK                                                  and one bedroom
                                                                     deluxe Assisted Living

Forest Glade Assisted       106       $1,189 to $1,689    99%        One bedroom
Living, Oklahoma City, OK                                            Independent and
                                                                     Assisted Living

Emerald Square Assisted     60        $1,175 to $1,300    98%        Efficiency and one
Living, Oklahoma City, OK                                            bedroom Assisted
                                                                     Living

Rivermont Assisted Living,  59        $1,495 to $1,995    98%        Private and semi-
Norman, OK                                                           private Assisted Living

Sterling House Assisted     37        $1,650 to $1,950    100%       Studio and one
Living, Oklahoma City, OK                                            bedroom Assisted
                                                                     Living

Epworth Villa, Oklahoma     New-      $988 to $2,332      97%        Studio, one and two
City, OK                    unknown   (sizeable entrance             bedroom units, and two
                                       fee required)                 bedroom cottages


The Mansion at Waterford,   New-      $1,895 to $3,395    initial    Efficiency and one
Oklahoma City, OK           unknown                       leasing    bedroom Independent
                                                          phase      Living



     Midwest City, Oklahoma has a total population of 52,267, of which 5,860 (11.21%) are 65 years or older. Choctaw, Oklahoma, a neighboring city, has a total population of 8,459, of which 678 (8.02%) are 65 years or older. We have concluded that with no other competition in Midwest City or Choctaw, and with the existing competition in the metropolitan area of Oklahoma City, there is an adequate market potential for independent and assisted living in Midwest City, Oklahoma.

Management Agreement

     On September 11, 2000, we entered into a management agreement with PrimeLife Management, L.L.C., a company owned equally by our existing members, which we refer to as the Manager. According to the terms of the management agreement, the Manager will perform all services incidental to the operation of our facility, including:

          *   hiring and supervision of employees;

          *   collecting of payments;

          *   payment of expenses;

          *   obtaining governmental permits and compliance therewith;

          *   advertising and marketing;

          *   preparation of budgets; and

          *   performing all management functions for our facility.

     The Manager will account to us as our agent for the services rendered. It will maintain operating receipts and expense accounts that are approved by us. Prior to the opening of the facility, the Manager will provide us with maintenance and operating expense projections, provide policies and procedure manuals, implement marketing plans, establish bookkeeping and accounting systems and identify inventory and equipment. The Manager will participate in final inspections of the facility before occupancy and will coordinate matters with the architect and contractor for the facility.

     The Manager will have no authority to make any disbursement in excess of $5,000 over budget, unless specifically authorized by us, nor may it incur any liability, which would require more than one year of payment, without our consent.

     We will pay to the Manager, $1,500 per month or 3% of the gross collections of the facility, whichever is greater. Prior to the opening date of a facility, the Manager shall be entitled to receive $1,500 per month. The management agreement continues for a period of ten (10) years commencing on the date of the closing and funding of the financing for the Village at Oakwood, and shall be automatically extended for successive terms of one (1) year unless terminated by either party at least ninety (90) days prior to the expiration of the agreement. This agreement may be terminated by the mutual consent of the parties, for cause if the Manager shall fail to perform any of its duties according to the management agreement, or in the event of the Manager's bankruptcy. The management fees of the Manager will be subordinated to the repayment of the bonds.

     Other than matters regarding the operations of our facility, the Manager has no authority over our conduct of affairs or our management and operation. We believe that the management agreement and its terms and conditions are the same or as similar to other management agreements generally made for the operation of assisted living facilities in the areas where our facility will be located.

     The managing team initially provided by the Manager for our facility is as follows:

     Curtis T. Aduddell

     Curtis Aduddell will be the Executive Director, and will be primarily responsible for overseeing our actual operation and management. He has served as Executive Director of Mustang Manor, Mustang, Oklahoma from
1999 to the present. He also has served as Administrator at Quail Creek Nursing Center in Oklahoma City, Oklahoma; Southwest Parkway Nursing Center in Wichita Falls, Texas; and Quanah Parker Nursing Center in Quanah, Texas. Mr. Aduddell has a Bachelor of Science in General Studies from Central State University in Edmond, Oklahoma. He has one year of assisted living management experience, and seven years of administrative experience in nursing homes.

Our success as a company will be dependent upon Mr. Aduddell's efforts.
He will delegate most of the daily operational responsibilities of the Village at Oakwood to an on-site administrator. The administrators will be selected from a group of candidates who must have a degree in administration and/or gerontology. Prior to commencement of operations of the facility, Mr. Aduddell will hire an administrator whose salary and employee benefits will be part of our expense of operation. He will also recruit all other employees.

     Jamie Saunders

     Jamie Saunders, R.N., will be the Director of Nursing. She has 14 years of experience in skilled nursing care, long term care and assisted living experience.

     Angela M. Lee

     Angela Lee will be the Marketing Director. She has 6 years of long term and assisted living care experience. She has a B.S. Degree in Sociology, and is certified in Oklahoma as a Social Service or Activity Director.

Employees

     Prior to the commencement of operations of the facility, the Manager intends to hire on behalf of the Village at Oakwood an average of 20 employees at the facility. There is no assurance that the Manager will be able to hire and maintain an adequate number of competent personnel for the Village at Oakwood, including entry-level and skilled positions, or that a shortage of operating personnel will not present a serious problem to us in the future.

Government Regulation

     Currently, retirement and assisted living residences are not specifically regulated by the federal government. Our facility will be subject to certain state regulations and licensing requirements. To conform with Oklahoma's regulations governing residential care for the elderly, our facility will be required to be licensed by the Oklahoma State Health Department prior to the commencement of operations of the facility.

     The process for applying and obtaining a license with the Oklahoma State Health Department requires inspection by the following agencies upon the completion of construction of a facility: the Oklahoma State Health Department; the state of Oklahoma Fire Marshall; and the city of Midwest City, Oklahoma. These inspections of the facility examine safety issues and compliance with the Americans With Disabilities Act. In general, the Americans With Disabilities Act requires businesses to accommodate the special needs of persons with certain types of disabilities. When the facility passes the inspections, then a license is granted.

     After the final license is granted, the facility may be subject to periodic inspections by the Oklahoma State Health Department.

     In our opinion, the facility that is being constructed and our Manager's management practices and operations will meet or exceed all residential care for the elderly regulations of the State of Oklahoma. Failure on our part to receive and maintain the required licensing would have a material adverse effect on our financial condition and our ability to repay our debt.

     We are subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A portion of our personnel will be paid at rates related to the federal minimum wage, and, accordingly, increases in the minimum wage will increase our labor costs. As regulations are enacted to enforce this law in the future, we may be required to adapt the design and format of our facility or incur other costs to comply with the law. Any additional costs could have an adverse effect on the operation of our facility and our ability to function successfully.

                              Description of Our Property

Our Proposed Facility

     We have purchased 5.91 acres of land in Midwest City, Oklahoma, where we will construct our assisted living facility.

     This facility will be located east of the intersection of SE 15th Street and Westminister Road in the eastern portion of Midwest City, Oklahoma. Selection of this site was based upon a location that was within an affluent residential neighborhood with what we consider to be limited assisted living and retirement living services. The first phase of the Village at Oakwood facility will have assisted living. The assisted living area will have 3 studio units, 8 dementia units and 70 1-bedroom units. The first phase of the facility will contain 73,200 square feet of area with a total of 86 units. The units will be located along each side of a primary corridor. There will be a full service kitchen, dining room, reception room, day room and laundry as well as administrative offices and nursing facilities. Phase one that is being financed by these bonds is designed to operate on its own, regardless if phase two and phase three are constructed.

     Phase two and phase three are planned in the future. Phase two will add 30,368 square feet to the facility, and will have 50 additional units of assisted living and Alzheimer's care. Phase three will add 23,100 square feet, and will have 20 free standing cottages for independent living. We plan to offer additional bonds that will rank equal with these bonds.

     The bonds will be secured by a first mortgage on the land and improvements. We will have title insurance on the 5.91 acres of land insuring good and marketable title to the property. During construction of this facility, builder's risk, general liability and workers' compensation insurance will be provided by us. Upon completion of the facility, we will obtain fire and extended coverage insurance to insure against loss by fire, windstorm, explosion and various other losses in an amount equal to the outstanding balance of the Bonds. We will also obtain general liability and
workers' compensation insurance upon completion of this facility.   In our
opinion, the facility will be adequately covered by insurance. We have received the proper zoning for the project.

     For additional information, see "Description of Our Property - Financing of Our Facility" and "Description of Bonds".

Appraisal

     Patrick O. Glenn, MAI, Certified Appraiser #10419 of Patrick O. Glenn and Associates, P.O. Box 13603, Oklahoma City, Oklahoma 73113, estimated various values for our facility upon the completion of this first phase. Listed below are the values from his report dated August 13, 2001.

Income Capitalization Approach  . . . . . . . . . . . . . . . . $7,490,000
Cost Approach . . . . . . . . . . . . . . . . . . . . . . . . . $7,590,000
Sales Comparison Approach . . . . . . . . . . . . . . . . . . . $8,000,000
Furniture, Fixtures and Equipment . . . . . . . . . . . . . . .   $365,500
Land Value. . . . . . . . . . . . . . . . . . . . . . . . . . .   $300,000

As Completed Value. . . . . . . . . . . . . . . . . . . . . . . $7,600,000
(Inclusive of personal property (FF&E) of $365,000 required for operation as an assisted living center)

As Is Value (Land only) . . . . . . . . . . . . . . . . . . . .   $300,000

Total Value As Completed inclusive of FF&E and Land . . . . . . $7,900,000

     The appraiser, who is independent of the Village at Oakwood, used various appraisal approaches, but gave weight to the income and cost approach in his reconciliation and final value estimates.

     The income capitalization developed an indication of value based on forecasted income for the property and capitalized using an underwriting model which allowed us to structure a typical mortgage-equity relationship which would maximize the property value and provide adequate security to the investor. Reflecting available income and occupancy, the income approach parallels the thinking of investors and therefore, provides a realistic value indication for the subject to an investor/buyer.

     The cost approach provides an indication of value for a subject property, "as is" or "as depreciated" based on replacement cost. The approach also provides an indication of site value and illustrates accrued depreciation, based on age/life. The cost approach is particularly valid for new or proposed properties, and provides a reasonable value indication for the subject.

     In contrast to the income approach, the cost approach estimates the replacement cost of the improvements. The cost approach reflects the value of the fee simple estate in the real estate; whereas the income approach reflects the "going concern" value, which would most likely not exist in a default situation.

     The sales comparison approach is recognized as objective in assemblage of data; however, interpretation of market activity may be subjective given limitations of the data base or sample.

     The appraised value is not, for example, a valuation based upon the appraiser's estimate of the price that would be arrived at by a willing buyer and a willing seller in an arms-length sales transaction. Accordingly, it is questionable that, in the event of default, our facility could be sold, whether voluntarily or at judicial sale, for the appraised value.

     A decision to invest in the bonds should not be made based solely on the appraisals. Moreover, a purchaser of the bonds should realize and take into consideration that our facility, if it should have to be sold, may bring less than is necessary to pay principal and interest due on the bonds. This could result in the investor losing all or a portion of his original investment.

Environmental Matters

     Federal law imposes liability on a landowner for the presence on the premises of improperly disposed of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances and may be imposed jointly or severally upon all succeeding landowners from the date of the first improper disposal. While state law is less onerous, the practical consequences may be the same. If in the future it is ever determined that hazardous substances are present, we could be required to pay all costs of any necessary clean up work, although under certain circumstances claims against other responsible parties could be made by us. Phase one environmental assessments were conducted on our property in April 2000. Research and visual observation undertaken from the environmental assessments did not reveal any former or current environmental conditions, problems or situations impacting the sites.

Construction of Our Facility

     We intend to start construction on our facility once the minimum offering is met, and anticipate opening the facility around May, 2003. The approximate cost of $4,949,000 includes payment for the land, construction, architectural, engineering and capitalized interest costs.

Financing of Our Facility

     Interim Company Financing. In order to finance our activities prior to the issuance of our bonds, we have obtained a $350,000 interim loan with the Bank of Oklahoma, Oklahoma City, for the acquisition of land and financing costs. The interim loan will be secured by a first mortgage on the property. The interim loan is guaranteed by some of the individual members of the Village at Oakwood, L.L.C.

     Permanent Financing. We have chosen to issue the bonds to provide the permanent financing for our facility. We have pledged and assigned to the Trustee our income and revenues. Upon default of our payment to the operating fund, the Trustee has the irrevocable right to our income and revenues for any deficiency. See "Sources and Uses of Proceeds" and "Description of Bonds."

                          Our Management

     Our principal offices are located at 10401 North County Line Road, Yukon, Oklahoma 73099. The day to day operation of the Village at Oakwood will be supervised by our managing member, Kendall L. Aduddell, Sr. According to the terms of our operating agreement, the managing member will be the officer of our company responsible for the general overall supervision of the business and affairs of the Village at Oakwood.
Kendall L. Aduddell, Sr. will serve as our managing member until he is unable to serve, and then he will be succeeded by Kendall L. Aduddell, Jr.
A managing member may be removed with or without cause upon unanimous vote of the members. Election of the managing member, or increases or decreases in the number of managing members, requires a unanimous vote of the members.

     Kendall L. Aduddell, Sr., age 61, has been our managing member since the company's inception in February 2000. Mr. Aduddell is the minister of music at Western Wood Baptist Church in Oklahoma City. He is certified as a private pilot, and also is a licensed builder in Oklahoma, Texas, Arizona and Nevada. Mr. Aduddell was a general contractor building residential homes from 1959 until 1970. He has built and operated two nursing homes in Oklahoma City and Edmond, Oklahoma. He now is an owner in three assisted living facilities located in Oklahoma City and Mustang, Oklahoma.

     Kendall L. Aduddell, Jr., age 40, received a Bachelor of Science from Oklahoma State University in 1982. From 1982 to the present, he has been involved in construction of apartment complexes, custom homes, duplexes and assisted living facilities in the metropolitan Oklahoma City area.
He is a Sunday school teacher for the Henderson Hills Baptist Church in Edmond, Oklahoma.

     Kendall L. Aduddell, Sr. is the father of Kendall L. Aduddell, Jr. and Curtis T. Aduddell.


Managing Member Compensation

     Kendall L. Aduddell, Sr., our managing member, does not receive compensation for day-to-day operations. Mr Aduddell will receive reimbursements for reasonable costs incurred by him for the Village at Oakwood business.

                             Our Principal Owners

     As of the date of this prospectus, we had outstanding 1,000 membership units. Mr. Kendall Aduddell, Sr. is the managing member. The following table indicates the member and his ownership in the company.


Name & Address of Beneficial   Title of Class    Units   Percent of
Owners                                                   Class Owned
Kendall L. Aduddell, Sr.        Membership       250       25%
6125 Arrowhead NE               Interest
Piedmont, OK 73078

Kendall L. Aduddell, Jr.        Membership       250       25%
23160 Running Deer Trail        Interest
Edmond, OK 73003

Name & Address of Beneficial   Title of Class    Units   Percent of
Owners                                                   Class Owned

Curtis T. Aduddell              Membership       250       25%
6125 Arrowhead NE               Interest
Edmond, OK 73078

Gary L. Shavers                 Membership       250       25%
23130 Lauren Lane               Interest
Edmond, OK 73003


                             Our Plan of Operation

     Our primary plan of operation is to establish an assisted living facility that will operate profitably. We intend to complete construction of this fist phase of out facility ty March 2003. It is our intention to offer additional bonds to complete phases two and three. We will construct two additional wings on phase two, that will add an additional 44 units to the existing facility. We will construct 20 cottages for independent living in the third phase. Phase one is not dependent upon the completion of phase two and phase three.

     Based upon market research of the assisted living, retirement living and memory disorder care industries within the Oklahoma City and Midwest City market areas, we expect to reach stabilized occupancy within 12 months upon completion of the facility. "Stabilized occupancy" means an occupancy rate of 90% that is maintained at this level for at least three months. Our expected occupancy stabilization period is based upon the historical operating results of Windsor Manor Assisted Living, L.L.C and Mustang Manor Assisted Living, L.L.C., the two assisted living facilities owned by our members. However, actual results of the Village at Oakwood's stabilization time frame may differ from the projected time frame due to changes in local and national market conditions.

     Mustang Manor Assisted Living, L.L.C. is now operating a similar
assisted living facility in Mustang, Oklahoma.   The Mustang Manor Assisted
Living facility is the model for our development of the Village at Oakwood.

     In order for us to fund all of our objectives of this offering, the maximum offering amount must be sold by the termination date of this offering, and we may need to raise additional operating funds during the first 12 months of operation.

     If all the bonds are not sold, we intend to proceed as follows based upon how many bonds have been sold:

          * if the minimum offering amount is not reached, then the subscribers will receive the return of their subscription amount plus interest.


          * if all of the bonds are not sold but the minimum amount has been met, then the sold bonds will remain outstanding with a first mortgage position. Any alternate financing would be subordinated to the bonds.

     If the minimum offering amount is not reached or not all of the bonds are sold, then we may need to secure additional funds for the completion and/or operation of the facility. Presently, we do not have other sources of financing, nor may we be able to secure additional financing if needed in the future.

     The successful operation of our assisted living facility is affected by several factors applicable to senior care facility, including:

          * attracting a sufficient number of residents to achieve high levels of occupancy;

          * competition from presently existing and operating facilities in our service areas;

          * adoption of new legislation or regulation affecting the operation of our facility and increasing our operating costs;

          *   establishment of wage, rent or price controls;

          * availability and cost of liability, casualty and malpractice insurance;

          *   scarcity in personnel required for proper staffing;

          *   increase in utility costs;

          * changes in tax, pension, social security or other laws and regulations affecting the provision of senior care and other services; and

          * property risks such as fire or other casualty, condemnation, increase in property taxes, water and sewer rates and operating costs.

     Our product is providing living accommodations for seniors who need assistance. As the needs of our residents change, we are willing to modify our operations to accommodate our residents needs. We are committed to continue researching the trends of senior citizens' living accommodation needs. There is no assurance that we will be able to accomplish any or all of these objectives.

                          Prior Performance of Our Affiliates

     We believe our experience in the development and operation of Village at Oakwood will be similar to the facilities listed in the table below. We do not receive any benefit or suffer any detriment resulting from the operations of these facilities. The following table lists the assisted living facilities owned by our members.

Facility                         Date Opened      Current Occupancy    Number of Units
Windsor Manor, L.L.C,             October 1999        90%                  35
Oklahoma City, OK

Mustang Manor, L.L.C.,            June 1999           90%                  35
Mustang, OK

Heritage Assisted Living          January  2001       50%                  80
Center, L.L.C., Oklahoma City,
OK

                                Certain Transactions

Transactions with our Managing Member

     Kendall L. Aduddell, Sr., our managing member, has ownership and/or controls each of our affiliates. He has entered into certain transactions with us that have not been determined by arms length negotiations. We do not have any procedures or policies, nor will be putting any in place, which can assure that transactions with our affiliates will be on terms no less favorable than those that could be obtained from unaffiliated third parties. However, should a conflict or other occasion arise between the company and its affiliates, the members of the company have agreed to resolve such matters in favor of the company.

Management Agreement

     On September 11, 2000, The PrimeLife Management, L.L.C., entered into a management agreement with the Village at Oakwood for the management of our facility. The management agreement extends to the year 2010, paying the Manager $1,500 per month or three percent of the gross collections of the facility, whichever is greater. The management agreement can be terminated by mutual consent of the parties, bankruptcy or for cause. Our members are also the owners of PrimeLife Management, L.L.C. In addition, Curtis Aduddell will be paid a salary by PrimeLife Management, L.L.C. for providing management services to the Village at Oakwood.

Construction Contracts

     On September 20, 2000, we entered into a contract in the amount of $7,117,000 with PrimeLife Construction, L.L.C., to construct all three phases for the Village at Oakwood. The construction costs for phase one is $3,845,000. The contract calls for draws to be paid monthly upon the approval of architectural inspection. PrimeLife Construction, L.L.C. is owned by our members.

Loan Transaction

     We have obtained a $350,000 interim loan with the Bank of Oklahoma, Oklahoma City for the acquisition of 5.91 acres of land east of Westminster Road and south of SE 15th Street in Oklahoma County, Oklahoma. Our members have personally guaranteed this loan. From bond proceeds, this loan will be repaid.

Business Consulting Agreement

     In an unrelated transaction, we entered into a business consulting agreement with Atlas Management Services of Bethany, Oklahoma in
February, 2000. The cost for their consulting services is 1/4% of the amount raised with a minimum amount due of $10,000. If all the bonds are sold, we will pay them $45,000.

Other Transactions

     Our members purchased their membership units on February 17, 2000 at a cost of $1.00 per unit.

                             Description of Bonds

     As prescribed by the provisions of the trust indenture between the Village at Oakwood and Colonial Trust Company of Phoenix, Arizona, the bonds will be issued in book-entry form, unless the purchaser requests a printed bond certificate. Colonial Trust Company will serve as trustee, bond registrar and paying agent. The bonds will be qualified to the extent that enforcement of their rights and remedies may be affected by other laws such as bankruptcy, insolvency or re-organization which are applicable to the rights and remedies of creditors and secured parties, thus affecting the rights of the trustee and the bondholders and their ability to make recovery of their investment as a result of such events. Our trust indenture has not been prepared to qualify under the Trust Indenture Act of 1939. Therefore, certain provisions such as the qualification of the trustee and its financial condition, remedies upon default, investments by the trustee and voting and notice provision contained in our trust indenture may not be the same as would be required under the Trust Indenture Act of 1939. Copies of the trust indenture are available from the trustee, the Village at Oakwood and the underwriter. The following is a summary of the provisions of the trust indenture.

Security and Source of Payment for the Bonds

     All of the bonds will be secured by a first mortgage upon our facility. When you purchase a bond, you will have a priority interest as a creditor in the facility, so that, in the event of a default in the payment of your bond, the trustee may sell or foreclose upon the facility. Furthermore, we have pledged and assigned to the Trustee our income and revenues. Upon default of our payment to the operating fund, the Trustee has the irrevocable right to our income and revenues for any deficiency.

General

     We are offering $6,000,000 of first mortgage bonds, with the proceeds being used for the construction of our proposed facility.

     The bonds will be issued as registered bonds without coupon in denominations of $250 each or any integral multiple thereof. The bonds will be issued to mature serially. To "mature serially" means the bonds will mature according to predetermined maturity dates, beginning 2 1/2 years from the issue date on the bonds and continuing to mature each six months thereafter until the final maturity period as indicated in Appendix B-Maturity Schedules. The purchaser of a bond should understand that in the event he/she should need to sell the bond, the underwriter does not make a secondary market for the bonds, nor is there the likelihood a secondary market will develop. Principal and interest are payable in lawful money of the United States by the trustee, acting in its capacity as paying agent.
Some bonds pay interest by check quarterly and are called simple interest bonds. Other bonds pay the interest earned only at the maturity of the bond and are called compound interest bonds.

     The bonds will be dated November 1, 2001, and are subject ot the sale of a minimum of $2,100,000 in principal amount of bonds. The aggregate principal amount of the bonds is $6,000,000 and is comprised of bonds in the principal amount of $3,560,000 that will mature serially and bear simple interest payable by check mailed to the registered owners each February 1, May 1, August 1 and November 1 until maturity and bonds in the principal amount of $2,440,000 that will mature serially and bear interest compounded semiannually each May 1 and November 1 that is payable at maturity.

     Interest on the simple interest bonds will accrue from the date payment for the bonds is received in the office of the underwriter ("Authentication Date") or from November 1, 2001, whichever is later, whether or not the minimum offering amount for this series of bonds has been reached. The issue date of all the bonds will be the same regardless of when each individual bond is sold. The first interest payment to the simple interest bondholders will be paid once the minimum offering amount is met, and then on the quarterly interest date thereafter until the bond matures.

     Interest on the compound interest bonds will begin accruing interest on November 1, 2001, whether or not they have been purchased. The issue date of all the bonds will be the same regardless of when each individual bond is sold.

Tax Consequences

     Interest paid on the bonds is includable in gross income for federal and state income taxation. Interest on simple interest bonds is paid by check quarterly, once the minimum offering amount is met. Each year the purchaser of a simple interest bond will receive a form 1099 INT from the trustee/paying agent showing the interest earned on the bond(s) for that tax year. While compound interest bonds pay the interest earned only at the maturity of the bond, a portion of the interest must be reported as income each year even though no interest will be paid until maturity. The interest to be reported each year is the amount of interest accruing on the bond that year. Each year the purchaser of a compound interest bond will receive a form 1099 OID from the trustee/paying agent showing the interest earned on the bond(s) for that tax year. For further information concerning the tax consequences of purchasing or holding the bonds, the investor should consult his or her tax advisor.

Trust Funds Established Under the Trust Indenture

     The trust indenture provides for the creation of a bond proceeds account, into which the proceeds from the sale of bonds will be deposited. The trust indenture also creates the bond operating funds, into which payments for the bonds of the Village at Oakwood are collected prior to payments being made to the bondholders.

Payment of Bonds

     Principal and interest on the bonds is payable at the office of the trustee in lawful currency of the United States of America. Payment of interest shall be made to the registered owners of the bonds and paid by check or draft mailed to the registered owners at the address appearing on the bond register of the trustee. Each holder who has received a printed bond certificate must send his/her matured bonds to the paying agent in order to obtain payment of the aggregate principal amount.

Events of Default

     The term "event of default" when used in the trust indenture means the occurrence of any one of the following events:

          * failure or refusal to pay when due the principal and/or interest on any of the bonds;

          * failure or refusal to timely pay into the operating fund accounts any installment(s) required to pay any of the bonds;

          * failure or refusal to pay when due any taxes, assessments, insurance, claims, liens or encumbrances upon our facility securing the bonds, or to maintain such facility in good repair, or to cure the breach of any other covenant set forth in the trust indenture;

          * failure or refusal to pay when due any loan or advance by or the fees and expenses of trustee or of any depository or escrow agent;

          * failure or refusal, upon written request of the trustee to furnish trustee with such insurance policies, financial reports and information concerning the Village at Oakwood as may be reasonably required by trustee, or to grant unto trustee, its agents, accountants and attorneys access during normal business hours to our offices for the purpose of examining and, within reasonable limits, photocopying such records;

          * making an assignment for the benefit of creditors; or should a receiver, liquidator, or trustee be appointed to assist in the payment of our debt; or should any petition for bankruptcy, reorganization, or arrangement of the Village at Oakwood be filed; or should we be liquidated or dissolved, or our charter expire or be revoked.

          * failure or refusal to replenish the bond reserve account within 180 days of its use.

     In the event that we should default in the payment of any required operating fund payment and/or payment of principal or interest upon any outstanding bond(s), then the trustee shall apply any of our revenues and receipts received by the trustee:

          * first, to the payment of the bonds of which the proceeds were used to construct or obtain the facility from which the revenues or receipts were received;

          * second, to the payment of any other bonds, the payment of which are then in default; and

          * third, as the trustee may determine, in the trustee's sole discretion.

Remedies of Default

     Upon the occurrence and continuation of an event of default for a period of 30 days, the trustee may accelerate the bonds and declare the principal of all bonds outstanding in default. Additionally, upon written request of the holders of not less than 25% of the bonds outstanding in default, the trustee is obligated to accelerate the maturity of the bonds in an event of default.

     Then the trustee may proceed to foreclose the lien against the property and may declare to be immediately due and payable the principal balance due and accrued interest of all of the unpaid bonds according to the trust indenture. If we fail to pay the amount due, the trustee then may proceed to exercise any remedy provided for in the trust indenture, including a foreclosure of the lien securing the then accelerated and unpaid bonds. Upon the foreclosure of the property securing the bonds, the proceeds received from any such foreclosure, after the payment of all expenses and amounts due the trustee, shall be applied to the payment of the bonds.

Additional Covenants

     In addition to our obligation to remit the principal and interest payments when due, we have agreed to at our own cost and expense to, maintain the properties in good repair and condition and pay or discharge all taxes, assessments and any mechanic's or material men's liens that may become payable.

Casualty Insurance

     With respect to insurance, we have agreed to maintain in full force and effect at all times fire and extended coverage insurance insuring against losses in an amount at least equal to the balance then due on the outstanding bonds. The proceeds of any such insurance are to be applied:

          *   for the replacement or repair of the property damaged,

          * to purchase additional property secured by the trust indenture as originally acquired with bond proceeds,

          *   for construction of additional improvements on our facility,

          *   to redeem outstanding bonds,

          *   or a combination of the foregoing.

     We agree to furnish and maintain or have furnished and maintained in full force builder's risk insurance during the period of construction. In addition, we have agreed to maintain in full force and in effect at all times general liability insurance in such amount and with such insurers as shall be approved by the trustee. The trustee is authorized to withdraw funds from the bond operating fund and to apply funds for such obligations as aforementioned, and we are obligated to immediately restore the proper balance of the bond operating fund.

Periodic Reporting

     In addition to our reporting responsibilities under the Exchange Act of 1934, we have agreed to furnish to the trustee, at least annually, audited financial statements, including a balance sheet, statement of activity and statement of changes in financial position and to permit the trustee to examine our books or records of accounts and our facility at all reasonable times. Audited annual financial statements will also be supplied to the investors.

Additional Bond Issues/Additional Indebtedness

     We reserve the right to issue additional bonds that rank equal with these bonds or incur additional debt obligations for any lawful purpose, including refunding any outstanding bonds. Such additional bonds along with these bonds that are currently being offered should be deemed "bonds" for all purposes and as defined in the trust indenture. When issued and delivered the additional bonds will be secured under the terms of the trust indenture and shall be on parity with all then outstanding bonds of the Village at Oakwood as offered in this prospectus. The additional bonds may be offered in one or more series or issues, in various principal amounts, bearing interest, maturing, and having such redemption features and other provisions as may be provided in any supplemental indenture or other instrument authorizing their issuance. However, no series or issue of additional bonds shall be issued unless:

          * any default or event which would result in default by the Village at Oakwood under the trust indenture has been first cured;

          * any real property acquired from the proceeds of additional bonds must be the subject of and become a part of the lien of the trust indenture and any mortgage or deed of trust upon our facility;

          * the ratio of the total of outstanding bonds plus the additional bonds shall not exceed 100% of the capitalized cost of the property, inclusive of any new construction or improvements to secure the payment of the bonds; and

          * we intend to issue additional bonds for the construction of phase two and phase three of the facility.

Substitution of Collateral

     If we are not then in default, the trustee may execute partial releases or accept substitution of collateral; provided, however, that in every such instance the trustee must receive from some disinterested person a certificate stating that the value of the property to be substituted is of equal or greater value to the original property.

Successor Trustee

     If the trustee resigns or is removed or dissolved or if any court or administrative body takes control over the property or affairs of the trustee because of insolvency or financial difficulty or for any other reason, then we must appoint a successor trustee. If we fail to make such an appointment, the majority in principal amount of bondholders may appoint a successor trustee. The successor trustee must then mail notice of its appointment to the registered owners but no other notice is required.

Modification of Trust Indenture

     The trust indenture may be amended or supplemented from time to time by the parties thereto without the consent of or notice to the bondholders for any of the following purposes:

          *   to cure any ambiguity, omission, formal defect or inconsistency;
              or

          *   to issue additional bonds within the guidelines described above;
              or

          * to make any change which, in the judgement of the trustee in reliance upon any opinion of counsel does not adversely affect the rights of the holders of any bond.

     The trust indenture may be amended or supplemented for purposes other than those set forth above with the consent of the holders of 66 2/3% of the bonds then outstanding; provided, however, that no such amendment or supplement without the consent of the holder of any bond affected shall:

          * reduce the percentage of the principal amount of bonds the holders of which must consent to for any such amendment, supplement or waiver;

          * reduce the rate or extend the time of payment of interest on any bonds; or

          * reduce the principal or premium, if any, on any bond or extend the time or times of payment thereof whether at maturity, upon redemption or otherwise.

Prepayment

     We have reserved the right to redeem all or a portion of the bonds prior to their stated maturity. The bonds are subject to redemption without premium at their stated principal amount plus accrued interest. The registered owner will be given written notice of such redemption at the owner's address as it appears on the bond register. It is the owner's responsibility to notify the paying agent of any change of address. Any bond not redeemed by its owner within three years after its maturity date is deemed to have been paid, and the funds will escheat to the benefit of the appropriate state authority.

Requirements of the Operating Fund Accounts

     Under the trust indenture, we must establish operating fund accounts and make monthly deposits into the operating fund accounts in amounts predetermined to be sufficient at all times to pay the principal and interest of the bonds. The required monthly deposit will be as follows:

          Series 2001-I ($6,000,000)

          * $27,914.17 per month for the first 2 years. Our initial operating fund will pay to the operating fund for the first 24 months our required deposits. In the event this initial operating fund has a shortage, we will make up the difference.
          * $67,601.89 per month for 18 years based on a 20 year amortization schedule.
          *   Payments include the paying agent fee of $1,500 per month.
          * We will fund the monthly payments from operating revenues, once the initial operating fund is expended.


     The trustee must first draw, from the operating fund accounts, the charges due for paying agency and trustee services. Thereafter, the amounts in the operating fund accounts shall be used solely for the payment of interest coming due or principal coming payable on the bonds or for the redemption of bonds. However, the trustee may, in the event we fail to maintain or insure our properties, apply such funds as may be available in the operating fund accounts to perform our obligations. We are obligated to immediately replenish such funds so applied.

Initial Operating Fund Payment

     The initial operating fund payments of $720,000 will be funded from the sale of bonds. The initial operating fund will be used only to make the
initial payments on the bonds.   It is equivalent to approximately the first
24 months operating fund payments for the bonds assuming all of the bonds are sold. After the initial operating fund payments amount have been expended, the remaining operating fund payments will be payable from the revenues of our facility. If we are unable to make the required operating fund payments to pay the principal and interest due on the, then an event of default will occur. See "Description of Bonds - Events of Default" and "Description of Bonds - Remedies of Default."

Bond Reserve Account

     We have agreed to establish a bond reserve account of $300,000 which will be funded from bond proceeds. If all the bonds are sold, the bond reserve account will be a total of $300,000. The purpose of the bond reserve account is that in the event we have not deposited the necessary funds to pay the principal due on any semiannual payment date and interest due on any quarterly payment date of the bonds, the trustee may apply available funds to the principal and interest due on the bonds. In the event that the trustee uses funds from the bond reserve account to pay the principal and interest on the bonds due at a particular payment date, then we shall pay to the trustee, within 180 days from the date of such payment date, an amount necessary to replenish the bond reserve account. Failure to replenish the bond reserve account within a 180 day period shall be an event of default and shall entitle the trustee to continue to apply the bond reserve account, in addition to its other remedies.

     The bond reserve account will remain in place until all the bonds have matured, then any remaining funds will be released to the Village at Oakwood.

Escrow and Disbursement of Bond Proceeds

     All proceeds from the sale of the bonds shall be payable to and deposited with Colonial Trust Company of Phoenix, Arizona according to an escrow agreement entered into between the Village at Oakwood and Colonial Trust Company, as escrow agent. According to the terms of the escrow agreement, all proceeds from the sale of the bonds will be deposited with the escrow agent, subject to the sale of the minimum bonds.

     The minimum offering amount is $2,100,000 for the Bonds. The funds shall be used only for the purpose set forth under "Sources and Uses of Proceeds." During the escrow period, the subscriber will not have access to funds held in the escrow accounts. The Village at Oakwood, our affiliates, the underwriter and the underwriter's affiliates may purchase bonds at the public offering price in order to reach the minimum offering amount of the bonds. These parties will not be restricted to the amount of bonds that they may purchase.

     If $2,100,000 has not been deposited in the escrow account from the sale of the bonds by November 1, 2002, the subscribers to the bonds will receive the return of their subscription amount plus interest. In the event that the minimum offering amount for the bonds is not met by November 1, 2002, we shall promptly pay to the escrow agent such sum of money as shall be necessary to pay for accrued interest on the bonds, if any, when added to the amount of the escrow funds and interest earned thereon to pay to the subscribers of the bonds the principal amount of such subscriptions together with the interest from the date payment for the bonds is received in the office of the underwriter through November 1, 2002 at the rate attributable to the bonds subscribed.

     Subject to the sale of the minimum offering amount for the bonds, the Village at Oakwood and the trustee will use available funds from the sale of the bonds in the following order:


          1. to pay expenses of the underwriter, attorney, appraiser, recording fees, mortgage taxes, trustee's fees, paying agent fees and other similar fees incurred in connection with the offering of the bonds; then


          2. to fund the initial operating fund with an amount approximately equivalent to the first 12 months payments for the bonds. This amount will pay to the bondholders any simple interest due from the date of their purchase until escrow is met. Interest will then be paid on the quarterly payment date thereafter; then

          3.   to retire the interim loan; then

          4.   to fund the bond reserve account; then

          5.   to fund construction; and

          6. after the above has been accomplished, any remaining funds in the bond proceeds account related to the bonds will be released to the Village at Oakwood.

Escrow Agent

     We have appointed Colonial Trust Company of Phoenix, Arizona, as escrow agent. The duties and responsibilities of the escrow agent are set forth in the escrow agreement between the Village at Oakwood and Colonial Trust Company, the provisions of which are summarized under "Description of Bonds - Escrow And Disbursement of Bond Proceeds."

Trustee

     Colonial Trust Company of Phoenix, Arizona, has agreed to serve as our trustee for the bonds pursuant to the trust indenture. The trustee has also agreed to serve as paying agent, registrar, disbursing agent and escrow agent. The trustee is not a guarantor or surety, and may not be held liable under any conditions, except for its own negligence.

     The underwriter will receive an annual fee, not to exceed $6,000, to be paid over the term of the bonds from the trustee for its technical assistance pertaining to the bond issue. This assistance includes, but is not limited to:

          *   helping ensure that all legal documents are recorded; and

          * making sure that proper documentation is forwarded to the trustee, including such documents as the articles of organization, appraisal, financial statements and annual reports; and


          * documentation of the construction progress of the facility and bond sales; and

          * follow-up with the Village at Oakwood in the event of delinquent payments.

Registrar

     The bonds are being issued as fully registered bonds in book entry form, unless the purchaser requests a printed bond certificate. The trustee is also acting as registrar and transfer agent for the bonds. As bond registrar, the trustee will:

          *   receive and record all proceeds from the sale of the bonds; and

          *   maintain a permanent bond register; and

          * authenticate and mail all bonds to their registered holders that have requested a printed bond; and

          * cancel and reissue bonds which are transferred by the original holders; and

          *   replace lost, stolen and mutilated bond certificates.

     All bonds will be registered in the owner's name. Upon registration, a bond confirmation certificate or, if the purchaser requests, a printed bond will be mailed directly to it's owner.

Paying Agent

     We have also appointed the trustee to act as paying agent for the bonds. As paying agent, the trustee will receive and hold all payments remitted by us into the operating fund accounts and will make all payments of principal or interest on the bonds, trustees fees and such other payments as provided in the trust indenture. The paying agent holds the funds in trust, which may be commingled with similar operating funds of other companies, but it must maintain detailed records to reflect the balances attributable to us. The paying agent may invest the funds in any form of account or deposit insured by depository insurance or in interest bearing obligations issued by the United States Government or any political subdivision thereof, or any funds comprised of the same.

     As paying agent, the trustee is required to furnish periodic statements to the Village at Oakwood and to the underwriter reflecting all receipts and disbursements from the operating fund accounts.

                                 Underwriting

Underwriting Agreement

     Subject to the terms and conditions of the underwriting agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, between the Village at Oakwood and MMR Investment Bankers, Inc., the Village at Oakwood has retained the services of the underwriter to offer and sell the bonds offered hereby on a "best efforts" basis at the public offering price of $250 per bond or integral multiples thereof. See "Description of Bonds - Escrow and Disbursement of Bond Proceeds."

     All proceeds from the sale of the bonds will be transmitted promptly to an escrow account with Colonial Trust Company as escrow agent. In the event minimum funds for the bonds is not received within the time set forth in this prospectus, we will promptly pay to the escrow agent such sum of money as will be necessary to pay for accrued interest on the bonds, if any, when added to the sums held in escrow, including interest earned thereon, to pay to the subscribers the principal amount of their subscription together with interest through the escrow termination date at the rate attributable to the bonds subscribed to by the subscriber. We expect that the bonds will be delivered in book-entry form, subject to the sale of minimum funds for the bonds, by the trustee within 30 days from the date subscriptions for the bonds are accepted.

     The Village at Oakwood, our affiliates, the underwriter and the underwriter's affiliates may purchase bonds at the public offering price in order to reach the minimum offering amount for the bonds. If any of these parties purchase bonds, the purchases by these parties will be on the same terms as purchases by public investors and will be with investment intent. There presently are no plans for any of these parties to purchase bonds.

     Contingent upon the sale of the minimum principal amount of the bonds, we will pay the underwriter a concession as follows:

          * the underwriter will receive a concession of 5.0% of the face amount of each bond sold by the underwriter to clients of the underwriter; or

          * the underwriter will receive 6.0% of the face amount of each bond sold by another NASD member firm through a selling group agreement with the underwriter and may re-allow the full 6% to the NASD member firms participating in this offering; or

          * the underwriter will receive a processing fee of 2.0% of the face amount of each bond sold to a purchaser referred to the underwriter by the Village at Oakwood, provided such investors are not currently a client of the underwriter.

     The underwriter or its assigns will also receive an annual fee not to exceed $6,000 to be paid by the trustee over the term of the bond issues for services rendered to the trustee including the review of our financial and operating condition on a continuing basis. In addition, we will have paid to the underwriter an investment banking fee in the amount of $75,000 for the underwriter's technical assistance in connection with this offering. In the event the offering is terminated prior to the issuance of bonds, we shall be liable to the underwriter only for the underwriter's out-of-pocket expenses for services rendered. We have agreed to pay all expenses in connection with qualifying the bonds for sale under such jurisdictions as the underwriter may designate. The underwriting agreement provides for reciprocal agreements of indemnity between the Village at Oakwood and the underwriter as to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     The sale of the bonds will be for a period of one year from the date of this prospectus. All offerings of the bonds are subject to prior sale. The underwriter has the first right of refusal on any other of our financing needs involving our facility for the next three years following the offering. Additionally, the underwriter has advised us that it does not intend to make a market in the bonds.

     According to terms of the underwriting agreement, we may not contact any person listed in the records of the underwriter as a customer of the underwriter for any reason whatsoever without obtaining the prior written consent of the underwriter. However, this provision is not to be construed to prohibit us from providing any reports or notifications to bondholders that may be mandated by any federal or state laws or regulations.

Subscription for Bonds

     Each person who wishes to purchase a bond must execute a subscription agreement for the bond(s) being purchased. The subscription agreement is generated by the underwriter upon receiving verbal indication from a subscriber for the bond(s) that the subscriber has selected bonds from the available maturities. Prior to executing the subscription agreement, the subscriber will be provided a prospectus by the underwriter.

     Checks should be made payable to Colonial Trust Company as escrow agent and registrar. Completion of the subscription agreement, including a proper signature is essential prior to any sale of the bonds to potential investors. However, we and the underwriter reserve the right to reject any subscription for any reason whatsoever, in which event all monies will then be refunded to the subscriber without interest, deduction or credit thereon. Subject to the sale of minimum bonds, the registrar will register and deliver the bonds in book-entry form or provide those registered owners who request a printed bond certificate with the bonds within 30 days from the date subscriptions for the bonds are received.

Determination of Offering Price

     Prior to this offering, there has been no public market for our bonds. Consequently, the initial public offering price for the bonds has been determined arbitrarily between us and the underwriter.

                                    Legal Matters

     Our special counsel, McAfee & Taft A Professional Corporation,
Oklahoma City, Oklahoma, has opined upon certain legal matters pertaining to the bonds. Certain legal matters have been passed upon for the underwriter by Michael G. Quinn, Esq., Wichita, Kansas.

     To our best knowledge, there are no pending legal proceedings or any known to be threatened or contemplated to which we are a party or to which any of our property may be subject.

                                   Experts

     The following experts have consented to their names and to references to their reports appearing in this prospectus: Patrick O. Glenn, MAI, of Oklahoma City, Oklahoma, has provided an appraisal and market study for our facility. Rengner & Hebblethwiate, CPA, of Oklahoma City, Oklahoma, has audited our financial statements dated December 31, 2000.

                            Additional Information

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement, including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to these bonds. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules thereto. Reference is made to the registration statement and related exhibits and schedules for further information with respect to the Village at Oakwood and the bonds.

     Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Village at Oakwood and the bonds, reference is made to the registration statement and such exhibits and schedules, copies of which may be examined or copied at the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York New York 10048 and at
CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661-2511. Also, information about the Village at Oakwood is available at the Securities and Exchange Commission's Web site at http://www.sec.gov.


         (The remainder of this page is intentionally left blank)

            Appendix A--Index to Financial Statements




     (The remainder of this page is intentionally left blank)

                      Audited Statement of Financial Condition

                              Village At Oakwood L.L.C.

                               As of December 31, 2000

                      Audited Statement of Financial Condition

                              VILLAGE AT OAKWOOD L.L.C.

                                  December 31, 2000

Audited Statement of Financial Condition

Independent Auditors' Report                            1
Statement of Financial Condition                        2
Notes to Statement of Financial Condition               3

                                                  Renegar & Hebblethwaite
                                               Certified Pubric Accountants
                                              510 E. Memorial Road, Suite C-4
                                               Oklahoma City, OK 73114-2218
                                             (405) 748-6633 Fax (405) 748-3536




                REPORT ON AUDITED STATEMENT OF FINANCIAL CONDITION

                          INDEPENDENT AUDITORS' REPORT

To the Partners' of
 Village at Oakwood L.L.C.

We have audited the accompanying statement of financial condition of Village at Oakwood L. L. C. (the "Company") as of December 31, 2000.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these fanancial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statement referred to above presents fairly, in all material respects, the fumcial position of Village at Oakwood L.L.C. as of December 31, 2000 in conformity with generally accepted accounting principles.


/s/Renerag & Hebblethwaite

February 16, 2001

VILLAGE AT OAKWOOD L.L.C.

STATEMENT OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2000




ASSETS

     Current assets:
     Cash                            $     933
     Land development costs             20,476
     Capitalized offering costs        124,875
                                      --------
                                       146,284
                                      --------
     Other assets:
     Organization costs                  1,792
                                      --------
                                      $148,076
                                      ========




LIABILITIES AND MEMBERS' EQUITY
     Current liabilities:
     Accrued investment banking fees  $ 93,000
                                      --------

     Total current liabilities          93,000

     Commitments and contingencies

     Members' equity                    55,076
                                      --------

                                      $148,076
                                      ========



The accompanying notes are an integral part of this financial statement.

VILLAGE AT OAKWOOD L.L.C.
VILLAGE AT OAKWOOD L.L.C.
NOTES TO FINANCIAL
STATEMENT AS OF DECEMBER 31, 2000


1) Summary of Significant Accounting Policies

Organization and Business - Village at Oakwood L.L.C. (the "Company") was established in February 2000 under the laws of the State of Oklahoma to primarily engage in the business of constructing, operating and owning an assisted living facility in the state of Oklahoma.

Cash - Cash consists of monies maintained in a checking account maintained by the Company at a local financial institution.

Land Development Costs - Land development costs include costs incurred by the Company in conjunction with the purchase, appraisal, design and engineering of land for a proposed assisted living center in Midwest City, Oklahoma.

Capitalized Offeting Costs - In May 2000, the Company entered into an agreement with MMR Investment Bankers, Inc. ("MMR") to provide investment banking services in conjunction with the proposed sale of $9,990,000 of first mortgage bonds. In exchange for these services the Company paid an initial deposit of $31,875 on May 19, 2000. The total fee for MMR's services will be 1.25% of the total sale of the first mortgage bonds or $124,875. $31,000 of the remaining balance is to be paid prior to filing with the regulatory agencies and the remaining fee'of $62,000 due to MMR is to be paid from the first proceeds of the bond sales of the first shelf issue. With regards to this arrangement, the Company recorded the total fee as capitalized offering costs which will be recognized as expense upon the successful completion of the offering of the first mortgage bonds. The balance owed MMR of $93,000 has been recorded by the Company as accrued brokerage fees.

Income Taxes - For federal and state income tax purposes, the Village at Oakwood L.L.C. is treated as a limited liability company, by which its income, losses and tax credits from the Company generally pass through to the members in the proportion specified in the Company's operating agreement and is included in the personal returns of its members.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported and contingent assets and liabilities disclosed in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates and such differences may be material to the financial statements.

VILLAGE AT OAKWOOD L.L.C.

NOTES TO FINANCIAL STATEMENT
AS OF DECEMBER 31, 2000 (Concluded)

2)     Proposed Bond Offering

As of February 16, 2001, the Company is in the process of filing appropriate documents with various regulatory agencies in order to offer $9,990,000 of first mortgage bonds to the general public. The funds from this proposed offering will be used-in the development and construction of an assisted living center in Midwest City, Oklahoma. Since the formation of the Company in February 2000, management of the Company has been involved with the acquisition and development of land for this proposed living center.
The Company has recorded no revenues and future revenues are expected to be received entirely from the operations of the center. Even after the facility is operational such revenues are dependent upon the occupancy of the center. If adequate levels of occupancy are not met the financial condition and operating results may be adversely affected.


3)     Related Party Transaction

On September 11, 2000, the Company entered into a management agreement with PrimeLife Management, L.L.C. ("PrimeLife"). PrimeLife is owned by members of the Company with equal percentages of ownership. PrimeLife will perform all services incidental to the operation of the proposed assisted living center. Such services include management of all personnel matters, collection of all revenues, payment of all expenses, receiving and maintaining all required permits and various other administrative matters. In exchange for providing these services the Company will pay PrimeLife $1,500 on a monthly basis or 3 % of gross collections of the facility, whichever is greater. Payments to Primelife will begin on the date of the closing and funding of the financing for the development until the end of the agreement. The term of the management agreement is for ten years.

                   Appendix B Maturity Schedule


The issue date for the Series 2001-I bonds will be November 1, 2001, and the maturity and interest schedule for these bonds is as follows:

Maturity        Interest      Interest     Principal
Date              Type          Rates        Amount
05/01/04        Simple        7.50%        $235,250
11/01/04        Simple        7.50%        $244,000
05/01/05        Simple        8.00%        $253,250
11/01/05        Simple        8.00%        $263,500
05/01/06        Compound      8.50%        $188,250
11/01/06        Simple        8.50%        $274,000
05/01/07        Simple        9.00%        $285,750
11/01/07        Simple        9.00%        $298,250
05/01/08        Simple        9.25%        $312,000
11/01/08        Compound      9.25%        $173,250
05/01/09        Simple        9.50%        $326,250
11/01/09        Simple        9.50%        $341,750
05/01/10        Simple        9.75%        $358,000
11/01/10        Simple        9.75%        $375,750
05/01/11        Compound      10.00%       $156,000
11/01/11        Compound      10.00%       $148,250
05/01/12        Compound      10.00%       $141,500
11/01/12        Compound      10.00%       $134,500
05/01/13        Compound      10.25%       $124,750
11/01/13        Compound      10.25%       $118,750
05/01/14        Compound      10.25%       $112,750
11/01/14        Compound      10.25%       $107,500
05/01/15        Compound      10.25%       $102,250
11/01/15        Compound      10.25%        $97,000
05/01/16        Compound      10.25%        $92,500
11/01/16        Compound      10.25%        $88,000
05/01/17        Compound      10.50%        $80,500
11/01/17        Compound      10.50%        $76,500
05/01/18        Compound      10.50%        $72,750
11/01/18        Compound      10.50%        $69,250
05/01/19        Compound      10.50%        $65,750
11/01/19        Compound      10.50%        $62,250
05/01/20        Compound      10.50%        $59,500
11/01/20        Compound      10.50%        $56,250
05/01/21        Compound      10.50%        $53,500
11/01/21        Compound      10.50%        $51,000

              (this page intentionally left blank)

                       TABLE OF CONTENTS

     We include cross-references in this prospectus to captions in these materials where you can find further related discussions. The following table of contents provides the pages on which these captions are located.

Artist Conception. . . . . . . . . . . . . . . . . . . . . . . . 2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . 3
          Our Company. . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Forward-looking Statements . . . . . . . . . . . . . . . . . . . 6
Sources and Uses of Proceeds . . . . . . . . . . . . . . . . . . 7
Our Business . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Description of Our Property. . . . . . . . . . . . . . . . . . .12
Our Management . . . . . . . . . . . . . . . . . . . . . . . . .15
Our Principal Owners . . . . . . . . . . . . . . . . . . . . . .15
Our Plan of Operation. . . . . . . . . . . . . . . . . . . . . .16
Prior Performance of Our Affiliates. . . . . . . . . . . . . . .17
Certain Transactions . . . . . . . . . . . . . . . . . . . . . .17
          Loan Transaction . . . . . . . . . . . . . . . . . . .18
          Business Consulting Agreement. . . . . . . . . . . . .18
          Other Transactions . . . . . . . . . . . . . . . . . .18
Description of Bonds . . . . . . . . . . . . . . . . . . . . . .18
          Security and Source of Payment . . . . . . . . . . . .18
          General. . . . . . . . . . . . . . . . . . . . . . . .19
          Tax Consequences . . . . . . . . . . . . . . . . . . .19
          Trust Funds Established. . . . . . . . . . . . . . . .19
          Payment of Bonds . . . . . . . . . . . . . . . . . . .20
          Events of Default. . . . . . . . . . . . . . . . . . .20
          Remedies of Default. . . . . . . . . . . . . . . . . .21
          Additional Covenants . . . . . . . . . . . . . . . . .21
          Casualty Insurance . . . . . . . . . . . . . . . . . .21
          Periodic Reporting . . . . . . . . . . . . . . . . . .21
          Additional Bond Issues . . . . . . . . . . . . . . . .22
          Substitution of Collateral . . . . . . . . . . . . . .22
          Successor Trustee. . . . . . . . . . . . . . . . . . .22
          Modification of Trust Indenture. . . . . . . . . . . .22
          Prepayment . . . . . . . . . . . . . . . . . . . . . .23
          Requirements of the Operating Fund . . . . . . . . . .23
          Initial Operating Fund . . . . . . . . . . . . . . . .23
          Bond Reserve Account . . . . . . . . . . . . . . . . .24
          Escrow and Disbursement. . . . . . . . . . . . . . . .24
          Escrow Agent . . . . . . . . . . . . . . . . . . . . .25
          Trustee. . . . . . . . . . . . . . . . . . . . . . . .25
          Registrar. . . . . . . . . . . . . . . . . . . . . . .25
          Paying Agent . . . . . . . . . . . . . . . . . . . . .26
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . .26
          Underwriting Agreement . . . . . . . . . . . . . . . .26
          Subscription for Bonds . . . . . . . . . . . . . . . .27
          Determination of Offering Price. . . . . . . . . . . .27
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .27
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Additional Information . . . . . . . . . . . . . . . . . . . . .28
Appendix A--Index to Financial Statements. . . . . . . . . . . .29
Appendix B Maturity Schedule . . . . . . . . . . . . . . . . . .36


                          $6,000,000
                      First Mortgage Bonds



                 The Village at Oakwood, L.L.C.



                           PROSPECTUS



                           MMR, INC.







                     _______________, 2001








You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.


Until ______________ 2002 all dealers that effect transactions in the bonds, whether or not participating in this offer, may be required to deliver a prospectus. This requirement is in addition to the dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

     The Oklahoma Limited Liability Company law (Title 19 Sec 2000) confers broad powers upon limited liability companies organized in Oklahoma with respect to limitations of liability and indemnification of any person against liabilities incurred by reason of the fact that such person is or was a member, manager, employee or agent of a limited liability company, or is or was serving at the request of the company as a manager, employee or agent of another company or other business entity. The provisions of (Title 19 Sec
2000) are not exclusive of any other rights to which those seeking indemnification may be entitled under any articles of organization or written operating agreement as allowed pursuant to Title 19 Sec 2000.

     The Operating Agreement of the Company contain a provision regarding the limits of liability of members and managers of the Company to the fullest extent allowed by law.

     The Underwriting Agreement, filed as Exhibit 1(a) to this Registration Statement, provides for the indemnification by the Company of the Underwriter and each person, if any, who controls the Underwriter against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933, as amended. The Underwriting Agreement also provides that the Underwriter similarly indemnify the Company, it directors, officers and controlling persons, as set forth therein.


Item 25. Other Expenses of Issuance and Distribution

     The following is a list of the estimated expenses in connection with the issuance and distribution of securities being registered, other than underwriting discounts and commissions, all of which is to be paid by the
Registrant:

SEC Registration Fee. . . . . . . . . . . . . . . . . . . . . . . . . . $1,800
NASD Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . $1,100
Blue Sky Qualification Fees and Expenses. . . . . . . . . . . . . . . . $5,000
CUSIP Registration Fees . . . . . . . . . . . . . . . . . . . . . . . . $1,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .$20,000
Accounting Fees and Expenses. . . . . . . . . . . . . . . . . . . . . .$23,000
Transfer Agent, Escrow Agent, Paying Agent, Registrar & Trustee Fees. . $6,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $2,760
                                                                       -------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$60,660
                                                                       =======

Item 26.  Recent Sale of Unregistered Securities

     The following table sets forth the Company's sales of unregistered securities in the last three years. No underwriters were involved in any of such sales nor were any commissions or similar fees paid by the Registrant with respect thereto. The Company claims exemption from registration for these issuances under Section 4(2) of the Securities Act of 1933, as amended. These securities were sold as a private placement to the original members, each of which is an accredited investor as defined under the Securities Act of 1933, as amended.

 Date           Title                                 Identity
of Sale     of Securities         Amount Sold       of Purchaser         Consideration
2/17/2000    Membership Interest     250         Kendall L. Aduddell Sr.  $250.00
2/17/2000    Membership Interest     250         Kendall L. Aduddell Jr.  $250.00
2/17/2000    Membership Interest     250         Curtis T Aduddell        $250.00
2/17/2000    Membership Interest     250         Gary L. Shavers          $250.00

Item 27.  Exhibits

        Exhibit
        Number      Description
        1(a)        Form of Underwriting Agreement
        1(b)        Form of Selling Group Agreement
        1(c)        Form of Proceeds Escrow Agreement
        3(a)        Articles of Organization
        3(b)        Operating Agreement
        4(a)        Specimen of Bond Certificate
        4(b)        Form of Trust Indenture
        5(a)        Opinion of Counsel
        10(a)       Construction Management Contract
        10(b)       Construction Loan Agreement
        10(c)       Form of Management Agreements
        23(a)       Consent of CPA
        23(b)       Consent of Counsel
        23(c)       Consent of Appraiser
        99(a)       Appraisal
        99(b)       Environmental Report


Item 28.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities
Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Act;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
     (iii) Include any additional or changed material information on the plan of distribution.

     (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant, The Biltmore Group of Louisiana, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Oklahoma City, State of Oklahoma
on this  12th   day of July    , 2001.
        -------        ---------

                                   VILLAGE AT OAKWOOD, L.L.C.


                                   By: /s/Kendall L. Aduddell
                                       -----------------------------------

                                                 Managing Member




     In accordance with the requirement of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities
indicated on July 12th       , 2001.
             ----------------

Signature                          Title


/s/Kendall L. Aduddell             Managing Member (Chief Executive Officer
------------------------------     and Chief Financial Officer)